UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) February 9, 2007
FOUNDRY NETWORKS, INC.
(Exact name of registrant as specified in its charter)
000-26689
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation)	77-0431154 (I.R.S. Employer Identification No.)
4980 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices, with zip code)
(408) 207-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously announced, a Special Committee of the Board of Directors of Foundry Networks, Inc. (the “Company”) conducted an independent review of the Company’s historical stock option practices in conjunction with independent legal counsel and independent forensic accounting consultants. Based on its investigation, the Special Committee concluded that the Company lacked contemporaneous evidence supporting a number of its recorded option grants (the “Remeasured Options”). These Remeasured Options require different measurement dates, with accompanying accounting consequences. The Remeasured Options include grants to existing employees, newly-hired employees, officers and directors.
     In connection with this investigation, the Board adopted a new process for the grant of all equity compensation awards to Board members, officers, employees and others: All equity compensation awards are now administered by the Compensation Committee of the Board of Directors; all stock option grants are specified and approved at regular meetings of the Compensation Committee; the exercise price of each grant is the closing price of the Company’s common stock on the date that the Compensation Committee approves the grant; and equity awards are communicated promptly to the recipients. The Company has established new internal controls over the equity compensation awards process, and the Company has undertaken to improve education and training for all personnel involved in stock option grant administration.
     On February 9, 2007, the Company’s Board of Directors approved a program designed to reduce or eliminate the potential adverse federal and state tax consequences to individual employees. The program relates both to Remeasured Options that vested after December 31, 2004 and were exercised in 2006 and to Remeasured Options that vested after December 31, 2004 and are not yet exercised. On February 15, 2007, the Company announced these measures to its employees. The text of that employee communication is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
     For Remeasured Options that vested after December 31, 2004 and were exercised in 2006, the Company has decided to utilize a recently-announced Internal Revenue Service program that permits the Company to pay the taxes and penalties associated with the Remeasured Options on behalf of Company employees. The Company will also gross-up the payment to offset the associated income tax consequences. For Remeasured Options that vested after December 31, 2004 and have not yet been exercised, the Company intends to offer employees the opportunity to amend these options to increase the option price to the lower of the fair market value of the Company’s common stock on the day the exchange offer closes or the fair market value of the Company’s common stock on what has now been determined to be the appropriate measurement date for that option, but in any event no lower than the current price of that option. The Company also intends to pay employees who agree to the option price increase a cash bonus in an amount equal to the increase in the option price of the Remeasured Options. Current and former executive officers who were not involved in the Company’s historical stock option granting process will be eligible to participate in this option re-pricing program.
     The IRS program is not available to persons who are Company executives today or who were Company executives at the time the Remeasured Options were granted. In order to provide those employees with the same relief it is providing to other Company employees, the Company has agreed to award cash bonuses to six current or former affected executives, including two of the Company’s “named executive officers,” Ken Cheng, the Company’s Vice President and General Manager, High Value Layer 2/3 Systems Business Unit, and Paul Twombly, the Company’s Vice President, Customer Support. Amounts awarded to executives under this arrangement will equal the taxes and penalties owed under Section 409A of the Internal Revenue Code by these executive officers as a result of their 2006 exercises of Remeasured Options, plus the related tax gross-up. In addition, because some of the Company’s executive officers agreed in December 2006 to increase the exercise prices of Remeasured Options to the fair market value on the new measurement date of such options, the Company has decided to extend to those individuals the same relief that is being offered to other optionees whose option strike price is to be raised. Those executives include the following named executive officers: Mr. Laurence L. Akin, Senior Vice President of Worldwide Sales, Mr. Cheng and Mr. Twombly. The Company estimates that the aggregate cost of the payments to be made to its named executive officers will be approximately $700,000. Bobby Johnson, the Company’s Chief Executive Officer, and Tim Heffner, the Company’s former Chief Financial Officer, will not receive any awards under this program.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Memo to Foundry Networks, Inc. employees issued February 15, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDRY NETWORKS, INC.
Date: February 15, 2007	By:	/s/ Daniel W. Fairfax
Daniel W. Fairfax
Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Memo to Foundry Networks, Inc. employees issued February 15, 2007